SEPARATION AGREEMENT AND RELEASE

AGREEMENT made by and between iCAD, INC., a Delaware corporation ("iCAD"), and W. SCOTT PARR ("Parr").

WHEREAS, Parr is currently employed as President and Chief Executive Officer of iCAD; and

NOW, THEREFORE, intending to be legally bound, iCAD and Parr, in consideration of the premises and of the promises hereafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AGREE as follows:

1. Effective May 15, 2006 (the "Separation Date"), Parr shall resign as President and Chief Executive Officer of iCAD, and Parr's employment with iCAD shall terminate. As of the Separation Date, Parr shall also resign from any other positions he holds as an officer, employee or otherwise of iCAD and any of iCAD's subsidiaries, except as a Director of iCAD. Effective as of May 15, 2006, Parr shall be appointed as non-executive Vice-Chairman of the Board of Directors of iCAD

2. Parr will be paid his salary earned through the Separation Date in accordance with iCAD's regular payroll cycle and will be eligible under iCAD's regular policies:

a. to receive his vested accounts, if any, under iCAD's 401(k) plan; and

b. to continue to have his acts covered through the Separation Date in accordance with the terms of iCAD's Directors and Officers Liability Insurance coverage currently in effect.

Nothing contained in this Separation Agreement and Release (the "Agreement") is intended to impair any of the foregoing rights.

3. In consideration for the execution by Parr of this Agreement and compliance by him of promises made herein, iCAD will also provide Parr with the following payments and benefits:

a. A separation payment equal to two times his current annual salary of $240,000, which amount, less applicable taxes and other withholdings, will be paid to Parr in equal consecutive installments over the following 24 months, commencing on iCAD's next regularly scheduled payroll date following the Separation Date (the period commencing upon the Separation Date and ending on the last such payment installment date is referred to herein as the "Severance Period");

b. Payment or reimbursement for continuing Parr's current employee benefits, including health insurance coverage;

c. Reimbursement of employee business expenses incurred through the Separation Date;

d. The terms of Parr's existing stock options set forth below will be amended to provide, and/or the existing options will be exchanged for new non-incentive options that provide that the options can be exercised for the remaining contractual terms of the options even after the Separation Date. In the event all or substantially all continuing employee option holders of iCAD are provided an opportunity or choice with respect to repricing or restructuring of such options, Parr will be provided the same choice and option, to the extent permitted by applicable law and regulation:

Date Granted	Total Granted	Option Price	Term Expiration Date
05/12/98	1,125	$ 1.1300	05/12/08
05/12/98	203,853	$ 1.1300	05/12/08
05/12/98	67,953	$ 1.1300	05/12/08
09/11/98	1,125	$ 1.0000	09/11/08
12/23/98	1,125	$ 1.0000	12/23/08
09/01/99	77,649	$ 0.8100	09/01/09
09/01/99	25,883	$ 0.8100	09/01/09
09/01/99	21,468	$ 0.8100	09/01/09
10/07/99	2,337	$ 1.1300	10/07/09
10/02/01	4,000	$ 0.9500	10/02/11
01/16/02	25,000	$ 1.7500	01/16/12
11/29/02	100,000	$ 2.6900	11/04/12
03/11/05	150,000	$ 3.9200	03/11/15

Parr understands and agrees that he would not receive the monies and other benefits specified in this Section 3, except for his execution of this Agreement and the fulfillment by him of his promises contained in this Agreement. In addition, the parties acknowledge and agree that the foregoing payments and benefits shall be in lieu of any other payments, including severance, which might otherwise by payable to Parr, or to which Parr might otherwise be entitled, under the Employment Agreement or otherwise; and

e. Parr shall be entitled to retain the personal equipment set forth on Schedule A hereto.

4. Parr understands that iCAD makes no representation as to the income tax treatment of any payments hereunder and that any and all payments (and all compensation, benefits and/or other payments previously made to Parr by iCAD) will be subject to such tax treatment and to such deductions, if any, as may be required under applicable tax laws.

5. Parr agrees to assist iCAD with the preparation and filing of its Quarterly Report on 10-Q for the quarter ended June 30, 2006, and will execute the required certification of the

Chief Executive Officer/Principal Executive Officer of iCAD in connection therewith with respect to the period ending May 15, 2006.

6. Parr agrees that at no time shall he take any action which is intended to, or would reasonably be expected to, harm or disparage iCAD, impair iCAD's reputation or the reputation of iCAD's officers or directors, or lead to unwanted or unfavorable publicity to iCAD. iCAD's officers and directors shall not at any time, during or after the Severance Period, directly or indirectly, disparage Parr's reputation.

7. Parr will not disclose any confidential or proprietary information obtained by him during the course of his employment with iCAD or service as a director of iCAD, including any information that was furnished to Parr by iCAD or which he otherwise learned or discovered about iCAD. In addition, and without limitation, Parr acknowledges and agrees that the terms of the Non-Disclosure Agreement annexed hereto as Exhibit A remain in full force and effect.

8. At no time prior to the expiration of the Severance Period shall Parr engage in any directly competitive business activity on behalf of an entity which is a direct competitor of iCAD without obtaining iCAD's prior written authorization.

9. Parr shall, upon the request of iCAD return to iCAD, any and all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of iCAD which are in the possession of Parr, including all copies thereof.

10. At no time prior to the expiration of the Severance Period and for a period of two years thereafter, shall Parr, directly or indirectly, take any action which constitutes an interference with or a disruption of any of iCAD's business activities including, without limitation, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, distributor or customer of iCAD, to discontinue or alter his, her or its relationship with the iCAD. This provision shall not apply to any such person after such person has left employment with iCAD, other than as a result of Parr's solicitation.

11. Parr knowingly and voluntarily releases and forever discharges iCAD, and its current and former subsidiaries, affiliated and related corporations, partnerships and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers and/or employees of such corporations, partnerships and entities, and their affiliates, successors, assigns, heirs, executors and administrators (referred to collectively throughout this Agreement as "iCAD") from and against any and all claims, actions, demands, contracts and causes of action, known and unknown, which Parr or his heirs, executors, administrators, successors and assigns (referred to collectively throughout this Agreement as "Parr") may now have or hereafter can, shall or may have, including all unknown, undisclosed, unsuspected and unanticipated losses, wrongs, injuries, debts, claims, or damages, for upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date hereof, including, but not limited to, any and all matters arising out of his employment by iCAD and the termination of such

employment in iCAD, including, but not limited to, any arising out of, or relating to, the Employment Agreement or any alleged violation of:

- The National Labor Relations Act, as amended;
- Title VII of the Civil Rights Act of 1964, as amended;
- Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
- The Civil Rights Act of 1991;
- The Age Discrimination in Employment Act of 1967, as amended;
- The Employee Retirement Income Security Act of 1974, as amended;
- The Immigration Reform Control Act, as amended;
- The Americans with Disabilities Act of 1990, as amended;
- The Fair Labor Standards Act, as amended;
- The Occupational Safety and Health Act, as amended;
- The Family and Medical Leave Act of 1993;
- any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
- any public policy, contract, tort, or common law; or
- any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

12. Parr confirms and agrees that he has not and, except for the purpose of seeking enforcement of the terms of this Agreement, will not file or institute any claims, charges, actions, complaints or any other proceedings against iCAD before any court, administrative agency or any other forum based upon or arising out of any claims, actions, demands, contracts and causes of action by or in respect of Parr against iCAD. In the event that any such claim, charge, action, complaint or other proceeding is filed, Parr shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys' fees. In addition, Parr hereby waives the right to voluntarily assist other individuals or entities in bringing claims against iCAD.

13. Parr agrees that iCAD and only iCAD, may issue a press release (and make such filings with the Securities and Exchange Commission as required by the federal securities law and the rules and regulations thereunder and the rules and regulations of The Nasdaq Stock Market) to announce Parr's separation from iCAD. Any such release or filing shall be in a form reasonable acceptable to Parr.

14. iCAD knowingly and voluntarily releases and forever discharges Parr from and against any and all claims, actions, demands, contracts and causes of action, which iCAD now or may have arising out of or relating to your employment by iCAD and Parr's service as an officer and director of iCAD; provided that such actions were taken in the exercise of good faith business judgment in furtherance of the performance his duties in such capacity.

Notwithstanding the foregoing, the provisions of this Section shall not constitute a release of any claims iCAD may have against Parr with respect to his obligations under this Agreement.

15. iCAD agrees, to the maximum extent permitted by Delaware law, the federal securities law and the Sarbanes-Oxley Act of 2002, to defend and indemnify you against and hold Parr harmless from any and all claims, suits, losses, liabilities, damages and expenses (including reasonable attorney's fees) asserted against Parr by anyone other than iCAD for actions taken by you in his capacity as an officer, director or employee of iCAD; provided that such actions were taken in the exercise of good faith business judgment in furtherance of the performance his duties in such capacity. In the event that iCAD does not assume the defense of any such claim as a result of a conflict of interest, Parr may select his own counsel (which counsel shall be reasonably acceptable to iCAD) in connection with such defense and iCAD will reimburse Parr for his reasonable fees and expenses of such counsel in connection with such defense. For so long as Parr continues to serve as a director of iCAD and for a period of three years thereafter, iCAD shall maintain Directors and Officers (D&O) insurance coverage with respect to Parr's service and for his benefit as an officer or Director of iCAD for so long and at such levels as iCAD maintains such coverage generally for its directors.

16. Without intending to limit the remedies available to iCAD, Parr acknowledges that a breach of any of the covenants contained in Section 6 through 10 may result in material and irreparable injury to iCAD, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat iCAD shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Parr from engaging in activities prohibited thereby or such other relief as may be required specifically to enforce any of the covenants in this Section 14. Parr hereby acknowledges and agrees that the type and periods of restrictions imposed in Sections 6 through 10 are fair and reasonable and are reasonably required for the protection of the iCAD's confidential information and the goodwill associated with the business of iCAD.

17. During the Severance Period and thereafter, Parr shall cooperate with iCAD in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by iCAD (including, without limitation, Parr being available to iCAD upon reasonable notice for interviews and factual investigations, appearing at iCAD's request to give testimony without requiring service of a subpoena or other legal process, volunteering to iCAD all pertinent information and turning over to the Company all relevant documents which are or may come into Parr's possession, all at times and on schedules that are reasonably consistent with Parr's other permitted activities and commitments). In the event iCAD requires Parr's cooperation in accordance with this section after the Separation Date, iCAD shall reimburse Parr for all of his reasonable costs and expenses incurred, in connection therewith, plus pay Parr a reasonable amount per day for his time spent.

18. It is expressly understood and agreed that this Agreement and the effectuation of its terms do not constitute an admission or statement by any party that iCAD and/or Parr has acted unlawfully or is otherwise liable in any respect. It is further agreed that evidence of this Agreement, its terms or the circumstances surrounding the parties entering into this Agreement,

shall be inadmissible in any action or lawsuit of any kind, except for an action for alleged breach of this Agreement.

19. This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

20. This Agreement sets forth the entire agreement between the parties and their affiliates with respect to the subject matter herein and therein and fully supersedes any and all prior agreements or understandings between them pursuant to such subject matter.

21. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

22. If any provision of this Agreement should be held invalid or unenforceable by operation of law or by any tribunal of competent jurisdiction, or if compliance with or enforcement of any provision is restrained by such tribunal, the application of any and all provisions other than those which have been held invalid or unenforceable shall not be affected.

23. This Agreement shall be governed and construed in accordance with the laws of the State of New Hampshire (without reference to its rules as to conflicts of laws). Any dispute arising hereunder shall be brought before a court of competent jurisdiction in the City, County and State of New Hampshire.

24. You may revoke this Agreement for a period of seven (7) days following the day you execute this Agreement. Any revocation within this period must be submitted, in writing, to Mr. Robert Howard, Chairman of the Board, and state, "I hereby revoke my acceptance of our Separation Agreement and Release." The revocation must be personally delivered to Mr. Howard or his designee, or mailed to iCAD, Inc., 4 Townsend West, Suite 17, Nashua, NH 03063, Attention: Chairman of the Board, and postmarked within seven (7) days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired (the "Employee Irrevocability Date"). If the last day of the revocation period is a Saturday, Sunday or legal holiday in New Hampshire, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

YOU ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED IN WRITING THAT YOU HAVE TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN SECTION "3" ABOVE, YOU FREELY AND

KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO FOREVER WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST iCAD.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Separation Agreement and Release as of this 19th day of April 2006.

W. Scott Parr

4/19/2006
Date

iCAD, Inc.

By:
Name: Annette Heroux
Title: CFO

516885.00014/6461319v.4

EXHIBIT A.
PERSONAL EQUIPMENT

Description
Compaq laptop computer with software installed
Samsung Display
HP multifunction printer
Compaq portable printer
Treo cellular telephone